Exhibit 99.1

UCP, Inc. REPORTS SECOND QUARTER 2013 RESULTS
- Delivers Revenue of $27.7 Million - Backlog of 78 Homes Valued at $26.7 Million -
- Completes IPO in July 2013, Raises Gross Proceeds of $116.3 Million -

San Jose, California, September 3, 2013. UCP, Inc. (NYSE: UCP) today announced its results of operations for the three months ended June 30, 2013.

Second Quarter 2013 Highlights and Comparisons to the Second Quarter 2012

•Total consolidated revenue increased to $27.7 million from $1.4 million year over year
•Homebuilding revenue of $20.9 million
•Homebuilding gross margin of 21.2%, adjusted gross margin of 22.6%
•Home deliveries of 57 units with average selling price of approximately $367,000
•New home orders of 59 units
•Cancellation rate of 4.8%
•Nine active selling communities at quarter end
•Land development revenue of $6.8 million from 54 lots
•Land development gross margin of 24.6%, adjusted gross margin of 24.8%
•Lots owned and controlled at end of quarter of 5,845
•Debt to capital ratio of 23.4% and net debt to capital ratio of 22.4% at the end of the quarter

“ UCP’s success during the past quarter has been the result of our team’s experience, our opportunistic land purchases during the housing downturn, and our ability to build differentiated communities and homes primarily in the robust markets of Northern California and Washington State.” stated Dustin Bogue President and Chief Executive Officer of UCP.

Mr. Bogue continued, “Despite the recent rise in interest rates, we continue to see strong traffic and new home orders in our communities due to favorable community locations and expanding demand. As we move ahead, we will continue to acquire land, open new communities and leverage our cost base through higher selling prices.”

Second quarter 2013 operating results

UCP’s net loss decreased to $1.1 million in the second quarter of 2013 compared to $2.2 million for the second quarter of 2012, primarily driven by an increase in revenue that was partly offset by a lower gross margin and higher SG&A, and included approximately $0.9 million of non-recurring IPO related costs.

Total revenue was $27.7 million in the second quarter of 2013 compared to $1.4 million for the second quarter a year ago. Homebuilding revenue for the second quarter of 2013 increased to $20.9 million from $1.4 million in the second quarter of 2012. The Company delivered 57 homes from an average of seven communities during the second quarter, compared to six homes delivered from an average of two communities in the prior year second quarter. The average sales price of homes delivered increased 53.6% year over year to $367,000 for the second quarter, primarily attributable a higher mix of deliveries in communities with higher average selling prices. Land Development revenue was $6.8 million from 54 lots sold during the second quarter of 2013.

New home orders increased to 59 homes for the second quarter of 2013, compared to three homes in the second quarter, a year ago. The increase in orders was a result of a higher number of communities and an increase in monthly orders per community. Homes in backlog increased to 78 homes with a dollar value of $26.7 million at the end of the second quarter of 2013, compared to four homes with a dollar value of $1.0 million at the end of second quarter in the prior year.

The Company's homebuilding gross margin decreased to 21.2% for the second quarter compared to 26.3% for the prior year period, primarily due to increased cost of sales. Excluding capitalized interest and abandonment charges, homebuilding adjusted gross margin decreased to 22.6% for the quarter from 27.6% in the prior year quarter. Land development gross margin was 24.6% and adjusted gross margin for land development was 24.8% for the second quarter.

SG&A expense for the second quarter was $7.4 million compared to $2.6 million for the second quarter, a year ago. The difference included a $1.9 million increase in sales and marketing expenses to support a higher number of deliveries and actively selling communities. Additionally, general and administrative expenses increased by $2.9 million largely as a result of a higher headcount and the non-recurring costs related to the Company's IPO. As a percent of total revenue, SG&A expense excluding non-recurring costs was 23.5% for the second quarter 2013, compared to 182.9% for the second quarter of 2012.

During the second quarter, UCP increased its owned and controlled lots by 108 and 676, respectively. As of June 30, 2013, the Company owned 4,363 lots and controlled 1,482 lots for an aggregate of 5,845 lots. During the six months ended June 30, 2013, total lots owned and controlled, net of home and lots sales, increased by 929 lots, as compared to the year-end on December 31, 2012. The Company ended the quarter with nine actively selling communities.

The net debt to total capital ratio increased to 22.4% at June 30, 2013.

Initial Public Offering

In July 2013, the Company completed its IPO, raising gross proceeds of approximately $116.3 million and net proceeds of $105.6 million after underwriting discounts and offering expenses. Proceeds of the offering are intended for land acquisitions, land development, home construction and other general corporate purposes.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, September 3, 2013 at 5:00 p.m. Eastern time (2:00 p.m. Pacific). To participate in the call, please dial 877-705-6003 (Domestic) or +1 201-493-6725 (International). The live webcast will be available at www.unioncommunityllc.com under the Investors section. A replay of the conference call will be available through September 17, 2013, by dialing 877-870-5176 (domestic) or +1 858-384-5517 (international) and entering the pass code 419578.

About UCP, Inc.

UCP, Inc. is a homebuilder and land developer, with significant land acquisition and entitlement expertise, in growth markets in Northern California and with a growing presence in attractive markets in the Puget Sound area of Washington State.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions.

These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Non-GAAP Financial Measures

Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-U.S. GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

UCP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$1,788	$10,324
Real estate inventories	147,836	125,367
Fixed assets, net	860	680
Receivables	243	243
Other assets	2,960	920
Total assets	$153,687	$137,534

Liabilities and member’s equity:
Accounts payable and accrued liabilities	$11,662	$6,107
Debt	33,259	29,112
Total liabilities	44,921	35,219

Member’s equity	108,766	102,315
Total liabilities and member’s equity	$153,687	$137,534

UCP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME OR LOSS
(Unaudited)
(In thousands)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
REVENUE:
Homebuilding	$20,907	$1,435	$25,240	$2,968
Land development	6,815	—	14,285	2,002
Total revenue	27,722	1,435	39,525	4,970

COSTS AND EXPENSES:
Cost of sales - homebuilding	16,482	1,057	19,942	2,119
Cost of sales - land development	5,136	9	9,716	1,358
Sales and marketing	2,099	238	3,231	459
General and administrative	5,326	2,386	8,806	4,594
Total costs and expenses	29,043	3,690	41,695	8,530
Loss from operations	(1,321)	(2,255)	(2,170)	(3,560)
Other income	224	93	263	301
Net loss	(1,097)	(2,162)	(1,907)	(3,259)
Other comprehensive income (loss), net of tax	—	—	—	—
Comprehensive loss	$(1,097)	$(2,162)	$(1,907)	$(3,259)

UCP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2013	2012
Operating activities:
Net loss	$(1,907)	$(3,259)
Adjustments to reconcile net loss to net cash used in operating activities:
Abandonment of real estate inventories	12	68
Depreciation	113	66
Changes in operating assets and liabilities:
Real estate inventories	(17,790)	(15,812)
Receivables	—	5
Other assets	(2,040)	405
Accounts payable and accrued liabilities	5,555	2,168
Net cash used in operating activities	(16,057)	(16,359)
Investing activities:
Purchases of fixed assets	(293)	(408)
Net cash used in investing activities	(293)	(408)
Financing activities:
Cash contributions from member	33,956	19,879
Repayments of member contributions	(25,598)	(1,817)
Proceeds from debt	10,011	1,001
Repayment of debt	(10,555)	(2,789)
Net cash provided by financing activities	7,814	16,274
Net decrease in cash and cash equivalents	(8,536)	(493)
Cash and cash equivalents – beginning of period	10,324	2,276
Cash and cash equivalents – end of period	$1,788	$1,783

Supplemental disclosure of cash flow information:
Debt incurred to acquire real estate inventories	$4,691	$360
Accrued offering cost	$1,678	$—

Appendix A
Reconciliation of GAAP and Non-GAAP measures
A) Gross Margin and Adjusted Gross Margin

	Three Months Ended June 30,				Six Months Ended June 30,
	2013	%	2012	%	2013	%	2012	%
	(Dollars in thousands)
Consolidated Adjusted Gross Margin
Sales	$27,722	100.0%	$1,435	100.0%	$39,525	100.0%	$4,970	100.0%
Cost of Sales	21,618	78.0%	1,066	74.3%	29,658	75.0%	3,477	70.0%
Gross Margin	6,104	22.0%	369	25.7%	9,867	25.0%	1,493	30.0%
Add: interest in cost of sales	301	1.1%	18	1.3%	365	0.9%	74	1.5%
Add: impairment and abandonment charges	3	—%	9	0.6%	12	—%	68	1.4%
Adjusted Gross Margin(1)	$6,408	23.1%	$396	27.6%	$10,244	25.9%	$1,635	32.9%
Consolidated Gross margin percentage	22.0%		25.7%		25.0%		30.0%
Consolidated Adjusted gross margin percentage(1)	23.1%		27.6%		25.9%		32.9%

Homebuilding Adjusted Gross Margin
Home sales	$20,907	100.0%	$1,435	100.0%	$25,240	100.0%	$2,968	100.0%
Cost of home sales	16,482	78.8%	1,057	73.7%	19,942	79.0%	2,119	71.4%
Homebuilding gross margin	4,425	21.2%	378	26.3%	5,298	21.0%	849	28.6%
Add: interest in cost of home sales	296	1.4%	18	1.3%	358	1.4%	33	1.1%
Add: impairment and abandonment charges	—	—%	—	—%	—	—%	—	—%
Adjusted homebuilding gross margin(1)	$4,721	22.6%	$396	27.6%	$5,656	22.4%	$882	29.7%
Homebuilding gross margin percentage	21.2%		26.3%		21.0%		28.6%
Adjusted homebuilding gross margin percentage(1)	22.6%		27.6%		22.4%		29.7%

Land Sales Adjusted Gross Margin
Land sales	$6,815	100.0%	$—		$14,285	100.0%	$2,002	100%
Cost of land sales	5,136	75.4%	9		9,716	68.0%	1,358	67.8%
Land sales gross margin	1,679	24.6%	(9)		4,569	32.0%	644	32.2%
Add: interest in cost of land sales	5	0.1%	—		7	—%	41	2.0%
Add: Impairment and abandonment charges	3	—%	9		12	0.1%	68	3.4%
Adjusted land sales gross margin (1)	$1,687	24.8%	$—		$4,588	32.1%	$753	37.6%
Land sales gross margin percentage	24.6%				32.0%		32.2%
Adjusted land sales gross margin percentage(1)	24.8%				32.1%		37.6%

(1)
Consolidated adjusted gross margin percentage, homebuilding adjusted gross margin percentage and land development adjusted gross margin percentage are non-U.S. GAAP financial measures. Adjusted gross margin is defined as gross margin plus capitalized interest, impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance. We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited.

In addition, other companies may not calculate gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable U.S. GAAP financial measure.

B) Debt-to-Capital Ratio and Net Debt-to-Capital Ratio

	At June 30, 2013	At December 31, 2012
Debt	$33,259	$29,112
Member’s equity	108,766	102,315
Total capital	$142,025	$131,427
Ratio of debt-to-capital	23.4%	22.2%
Debt	$33,259	$29,112
Less: cash and cash equivalents	1,788	10,324
Net debt	$31,471	$18,788
Member’s equity	108,766	102,315
Total capital	$140,237	$121,103
Ratio of net debt-to-capital(1)	22.4%	15.5%

(1)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus member's equity. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-U.S. GAAP financial measure to the ratio of debt-to-capital in the table above.

Contact:
Investor Relations:
Investorrelations@unioncommunityllc.com
408-323-1113 Ext. 476

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com